Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 9, 2013 (except for Note 1, Note 10 and Note 12 as to which the date is [—]), in the Registration Statement (Form F-1) and related Prospectus of Dynagas LNG Partners LP for the registration of its common units.

Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece

October 9, 2013

The foregoing consent is in the form that will be signed upon the completion of the reorganization described in Note 1 and the finalization of capital accounts described in Note 10 to the financial statements.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece

October 9, 2013